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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


             Certification and Notice of Termination of Registration
                 under Section 12(g) of the Securities Exchange
                Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                        Commission File Number 000-50661


                            POLAROID HOLDING COMPANY
             (Exact name of registrant as specified in its charter)

                       1256 MAIN STREET, WALTHAM, MA 02451
                                 (781) 386-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     COMMON STOCK, PAR VALUE $.001 PER SHARE
            (Title of each class of securities covered by this Form)


                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        (X)          Rule 12h-3(b)(1)(i)       ( )
Rule 12g-4(a)(1)(ii)       ( )          Rule 12h-3(b)(1)(ii)      ( )
Rule 12g-4(a)(2)(i)        ( )          Rule 12h-3(b)(2)(i)       ( )
Rule 12g-4(a)(2)(ii)       ( )          Rule 12h-3(b)(2)(ii)      ( )
                                        Rule 15d-6                ( )

Approximate number of holders of record as of the certification or notice date: 1

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       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         POLAROID HOLDING COMPANY

Date:  April 27, 2005                    By: /s/ WILLIAM L. FLAHERTY
                                            ------------------------------------
                                            Name:  William L. Flaherty
                                            Title: Executive Vice President and
                                                   Chief Financial Officer